News Release

CONTACTS:

Company:	Investor Relations:
Karen T. Boyd	Deborah K. Pawlowski
Senior Vice President and Treasurer	Kei Advisors LLC
Phone: (229) 873-3837	Phone: (716) 843-3908
investorinfo@sgfc.com	dpawlowski@keiadvisors.com

For Immediate Release

Southwest Georgia Financial Corporation
Announces George R. Kirkland’s Retirement

MOULTRIE, GA, January 3, 2018 -- Southwest Georgia Financial Corporation (NYSE MKT: SGB), the parent company of Southwest Georgia Bank, announced the retirement of George R. Kirkland, Executive Vice President and Chief Financial Officer of Southwest Georgia Financial Corporation and its subsidiary, Southwest Georgia Bank, effective December 31, 2017.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $477 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and government customers. The current banking facilities include the main office located in Colquitt County, branch offices located in Baker County, Worth County and Lowndes County, and a loan production office located in Tift County. In addition to conventional banking services, the bank provides investment planning and management, trust management, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services, which is located in Colquitt County. The Company routinely posts news and other important information on its website.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at: www.sgfc.com.

###